Exhibit 99.1

          Laserscope Reports 36% Jump in Third Quarter 2003 Revenues


     Third Quarter Highlights:


     *  GreenLight PV laser systems sold increase 70% over prior quarter


     *  Unit sales of GreenLight PV fiber-optics grow to approximately 3,400


     *  Further strengthens cash position to over $6 million from $4.7 million at year-end 2002


     *  Revises 2003 guidance and issues 2004 expectations


    SAN JOSE, Calif., Oct. 23 /PRNewswire-FirstCall/ -- Laserscope

(Nasdaq: LSCP), a pioneer in the development and commercialization of medical lasers and advanced fiber-optic devices, today reported that revenues for its third quarter ended September 30, 2003 jumped 36% to $14.3 million from

$10.5 million in the year-ago quarter.  Sequentially, revenues increased 11%

from $12.9 million for the quarter ended June 30, 2003.  Net income was

$533,000, or $0.03 per diluted share, compared with net income of $192,000, or

$0.01 per diluted share, in the same quarter last year, and net income of

$348,000, or $0.02 per diluted share, for the second quarter of 2003.

    "We are very pleased that revenues increased significantly on both a year-

over-year and sequential basis, driven primarily by the continued adoption of our Photo-Selective Vaporization of the Prostate (PVP(TM)) procedure, and strong domestic and international sales and marketing efforts," said Eric

Reuter, Laserscope's President and CEO.  "Every day, we are educating a growing number of urologists, healthcare administrators and patients on the clinically-proven, long-term benefits of our proprietary procedure.  We believe that our message is resonating with these individuals and our strong quarterly results are evidence of this progress."

    Reuter continued, "During the quarter, we sold 34 GreenLight PV(TM) laser systems and 3,414 fibers, compared with 20 systems and 3,075 fibers in the prior quarter.  Additionally, we shipped nine systems as part of our new rental program.  Backlog declined to 12 systems at the end of the third quarter, versus 21 systems at the close of the second quarter, primarily as a result of progress made towards correcting the component shortage issue we experienced earlier this year."

    "In the third quarter, we saw increased interest from domestic hospitals and clinics for our GreenLight PV products.  Of the 34 systems sold during the quarter, 15 were shipped to this customer group.  We believe that this will continue to be an important target market going forward.

    "Sales for the third quarter were also bolstered by a solid performance from our aesthetics business," added Reuter.  "Domestic aesthetics revenues grew 10% over the year-ago quarter.  While we expect the urology market to be our long-term growth catalyst, our core aesthetics business is an important and growing part of our operations."

    Gross margin was approximately 52%, compared with approximately 54% for the third quarter of fiscal 2002.  Sequentially, the gross margin improved from approximately 50% for the second quarter.  Selling, general and administrative expenses were $5.8 million, or 40% of net revenues, compared with $4.5 million, or 43% of net revenues, in the year-ago quarter.  Increased spending in this area came primarily from higher sales and marketing expenses relating to the GreenLight PV products, reimbursement consulting and higher legal expenses.

    The Company had no short-term bank borrowings and increased its cash position to $6.1 million at September 30, 2003, from $4.7 million at the end of 2002.


    Nine-Month Results

    For the nine months ended September 30, 2003, the Company reported revenues of $39.6 million and net income of $1.0 million, or $0.05 per diluted share, compared with revenues of $30.4 million and net income of $273,000, or

$0.01 per diluted share, for the same period in 2002.


    Update on Reimbursement

    The Company provided an update on the issue of medical reimbursement and recounted its recent efforts to meet this challenge.  "In August, the Centers for Medicare and Medicaid Services (CMS) announced adjusted reimbursement rates for the various BPH treatment alternatives," stated Reuter.  "These rates are due to become effective in January 2004.  While the national average reimbursement rates for the PVP procedure in 2004 are now projected to be slightly higher in the outpatient hospital facility, we believe that a further increase is needed to adequately reflect the resource and equipment costs of the procedure.  As a result, we are undertaking a number of different actions to improve the CMS reimbursement rates assigned to the procedure."

    "We have recently had several constructive meetings with the CMS staff in order to raise their awareness to the disparity that exists, and we are hopeful that these efforts will result in positive action.  However, our guidance for 2004 is based, among other things, on the current reimbursement rates that have been published by the CMS for 2004," concluded Reuter.


     Guidance

     The Company revises the following guidance for 2003:


     *  Laserscope expects that overall revenues will increase due to continued sales growth of the PVP products.  The Company anticipates that it will sell over 11,000 PVP fiber-optic devices during the year,

        an increase from its previous forecast of 9,000 to 10,000 units and compared with the total of 3,450 devices sold in 2002.  The Company also revises its total revenue expectation for the year to exceed

        $54 million.


     *  Gross margin, as a percentage of 2003 revenues, is expected to be in the range of 51% to 52%.


     *  The Company expects research and development expenses during 2003 to be approximately 8% of net revenues.


     *  Selling, general and administrative expenses, as a percentage of net revenues, are expected to be marginally lower than the 2002 level of

        41%, but remain relatively high in absolute terms in conjunction with continuing investment in educational and training support and marketing programs for the PVP products.


     *  For the year, the Company expects net income of $0.10 to $0.11 per diluted share.  Laserscope is narrowing its previously forecasted range of $0.10 to $0.15 per diluted share as a result of its continued, significant investment in the urology business.  The

        Company is deploying its resources to further develop the GreenLight technology, to support new sales and marketing initiatives, and to address the reimbursement challenge.


    Following its strong third quarter performance, the Company is issuing the following guidance for fiscal year 2004:


     *  Expecting continued adoption of the PVP procedure to drive further sales growth of the GreenLight PV products, the Company forecasts 2004 revenues to reach the $64 million level.


     *  Gross margin, as a percentage of 2004 revenues, is expected to be in the range of 53% to 55%.


     *  The Company expects to achieve 2004 net income of $0.30 per diluted share.


    Management Conference Call

    Management of Laserscope will hold a conference call on Thursday, October

23, 2003, at 8:00 am PDT / 11:00am EDT to discuss the quarter results.  To listen to the call, please dial 800-257-2101 (212-329-1455 for international callers) at least five minutes prior to the start time.

    Investors will have the opportunity to listen to the conference call live on the Internet through Laserscope's Web site at www.laserscope.com or CCBN at

www.fulldisclosure.com .  Investors should go to the Web site a few minutes early, as it may be necessary to download audio software to hear the conference call.

    A replay of the call will be available through October 30, 2003, by dialing 800-405-2236 (303-590-3000 for international callers), passcode

556430.  A replay of the webcast will be available at Laserscope's Web site.

    Additional information on Laserscope including an archive of corporate press releases is also available on the Company's Web site.


    About Laserscope

    Laserscope designs, manufactures, sells and services on a worldwide basis an advanced line of medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets.  More information about Laserscope can be found on the Company's web site at

www.laserscope.com .


    Except for historical information presented, the matters discussed in this announcement may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  These risks are detailed from time to time in the Company's public disclosure filings with the U.S. Securities and

Exchange Commission (SEC).  Copies of Laserscope's public disclosure filings with the SEC, including the most recent Annual Report on Form 10-K and the most recent forms 10-Q are available upon request from its Investor Relations

Department.


    For further information, please contact Eric Reuter, President & CEO, or

Dennis LaLumandiere, CFO, both of Laserscope, +1-408-943-0636; or Analyst,

Tricia Ross, or General Inquiries, Linda Chien, both of FRB|Weber Shandwick,

+1-310-407-6555, for Laserscope.




                                    Laserscope

                          GreenLight PV(TM) Fiber Sales

                                     (Units)


    2003                              Q1      Q2       Q3               YTD


    U.S. Hospitals & Clinics         466     589      931             1,986


    U.S. Mobile Service Providers    775   1,671    1,654             4,100


    International Customers          165     815      829             1,809


        Total                      1,406   3,075    3,414             7,895




    2002                              Q1      Q2       Q3       Q4    Total


    U.S. Hospitals & Clinics          50     190      360      470    1,070


    U.S. Mobile Service Providers     70     300      490    1,090    1,950


    International Customers            0      70      260      100      430


        Total                        120     560    1,110    1,660    3,450




                           LASERSCOPE FINANCIAL SUMMARY

                                   (Unaudited)


    Condensed Consolidated Statements of Income


                                  Three months ended    Nine months ended

    (thousands except                 Sept. 30,             Sept. 30,

      per share amounts)            2003      2002       2003       2002


    Net revenues                  $14,293   $10,479    $39,611    $30,428

    Cost of sales                   6,790     4,822     19,388     14,578


    Gross margin                    7,503     5,657     20,223     15,850

    Operating expenses:

      Research and development      1,195       841      3,300      2,890

      Selling, general and

       administrative               5,778     4,487     15,836     12,323


                                    6,973     5,328     19,136     15,213


    Operating income                  530       329      1,087        637

    Interest income (expense)

     and other, net                     7      (107)       (23)      (301)


    Net income (loss) before

     income taxes                     537       222      1,064        336

    Provision for income taxes          4        30         48         63


    Net income (loss)                $533      $192     $1,016       $273


    Basic net income (loss)

     per share                      $0.03     $0.01      $0.06      $0.02


    Diluted net income (loss)

     per share                      $0.03     $0.01      $0.05      $0.01


    Shares used in basic

     per share calculations        17,705    16,541     17,440     16,355


    Shares used in diluted

     per share calculations        22,138    18,582     19,671     18,534




    Condensed Consolidated Balance Sheets

                                                       Sept. 30,   Dec. 31,

    (thousands)                                           2003       2002


    Assets

    Current assets:

      Cash & cash equivalents                            $6,086     $4,661

      Accounts receivable, net                           12,042     10,287

      Inventories                                        12,301     10,445

      Other current assets                                1,306      1,027


        Total current assets                             31,735     26,420


    Property and equipment, net                           1,580      1,808

    Intangibles and other assets                            833        935


        Total assets                                    $34,148    $29,163


    Liabilities and Shareholders' Equity

    Current liabilities                                 $13,648    $10,768

    Convertible subordinated debentures

     (long-term portion)                                  2,259      2,853

    Obligations under capital leases                         18         60

    Shareholders' equity                                 18,223     15,482


    Total liabilities and shareholders' equity          $34,148    $29,163


SOURCE  Laserscope

    -0-                             10/23/2003

    /CONTACT:  Eric Reuter, President & CEO, or Dennis LaLumandiere, CFO, both of Laserscope, +1-408-943-0636; or Analyst, Tricia Ross, or General Inquiries,

Linda Chien, both of FRB|Weber Shandwick, +1-310-407-6555, for Laserscope/

    /Web site:  http://www.fulldisclosure.com /

    /Web site:  http://www.laserscope.com /

    (LSCP)


CO:  Laserscope

ST:  California

IN:  MTC HEA COR

SU:  ERN ERP CCA